Exhibit 99.1

Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports fourth quarter and full-year results, declares cash distribution
Sioux City, Iowa (February 10, 2009)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $104.4 million, $65.7 million of which is allocable to Common Units ($3.55 per Common Unit), on revenues of $225.2 million for the fourth quarter ended Dec. 31, 2008. This compares with net income of $67.8 million, $66.4 million of which is allocable to Common Units ($3.59 per Common Unit) on revenues of $197.6 million for the 2007 fourth quarter. For 2008, TNCLP reported net income of $422.4 million, $275.7 million of which is allocable to Common Units ($14.90 per Common Unit), on revenues of $903.0 million, compared to net income of $205.8 million, $201.7 million of which is allocable to Common Units ($10.90 per Common Unit) on revenues of $636.3 million for 2007.
TNCLP also announced a cash distribution for the quarter ended Dec. 31, 2008, of $2.97 per common limited partnership unit payable Feb. 27, 2009, to holders of record as of Feb. 17, 2009. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, cash requirements for working capital needs, and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of results
Fourth quarter
TNCLP’s improvement in fourth quarter earnings over those of the 2007 fourth quarter was due to higher nitrogen products selling prices, partially offset by lower sales volumes and higher natural gas costs. Strong third quarter demand resulted in the higher nitrogen selling prices that carried over into some fourth quarter sales. The lower sales volumes were due to depressed nitrogen demand in the fourth quarter caused by the global economic slowdown and unfavorable weather. Natural gas costs were affected by global energy price volatility. From the 2007 to the 2008 fourth quarter, TNCLP’s:
•	Ammonia and urea ammonium nitrate (UAN) selling prices increased by 78 and 46 percent, respectively.
•	Ammonia and UAN sales volumes decreased by 37 and 20 percent, respectively.
•	Natural gas unit costs increased by 46 percent.
The fourth quarter 2008 broad-based economic decline reduced 2008 year-end Cornbelt ammonia and UAN spot prices by approximately 25 percent compared to year-end 2007 spot prices. Due to the late fourth quarter pricing pressures, TNCLP recorded $5.8 million on fourth quarter charges related to derivative and inventory valuation.

Full year
TNCLP’s full-year earnings improvement over last year was due to higher nitrogen products selling prices, partially offset by lower sales volumes and higher natural gas costs. Full-year results were generally affected by the same factors affecting fourth quarter results. From 2007 to 2008, TNCLP’s:
•	Ammonia and UAN selling prices increased by 62 and 47 percent, respectively.
•	Ammonia and UAN sales volumes decreased by 13 and 2 percent, respectively.
•	Natural gas unit costs increased by 26 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at Dec. 31, 2008, fixed prices for about 31 percent of its next 12 months’ natural gas requirements at $31 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
TNCLP Distributions
This release serves a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
Forward-looking statements
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Product revenues	$225,083	$197,491	$902,578	$635,510
Other income	146	69	439	798

Total revenues	225,229	197,560	903,017	636,308

Costs and expenses:
Cost of goods sold	118,687	123,315	470,805	414,686

Gross profit	106,542	74,245	432,212	221,622
Operating expenses	2,917	8,069	15,750	21,169

Income from operations	103,625	66,176	416,462	200,453
Interest expense	(82)	17	(327)	(324)
Interest income	891	1,591	6,250	5,653

Net income	$104,434	$67,784	$422,385	$205,782

Net income allocable to Common Units	$65,654	$66,431	$275,712	$201,670

Net income per Common Unit	$3.55	$3.59	$14.90	$10.90

Nitrogen Volumes and Prices
Note: All UAN data are expressed on a 32% nitrogen basis.

	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Fourth quarter
Ammonia	81	707	128	397
UAN	420	366	527	250

Full year
Ammonia	303	616	349	380
UAN	1,980	330	2,013	224
Natural Gas Costs/MMBtu2

Three Months Ended		Years Ended
December 31,		December 31,
2008	2007	2008	2007
$10.54	$7.24	$8.59	$6.84

1.	After deducting outbound freight costs.

2.	Including effect of settled hedged natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$154,681	$246,140
Accounts receivable	38,053	49,635
Inventory	57,207	19,343
Prepaid expenses and other current assets	11,815	4,906

Total current assets	261,756	320,024

Property, plant and equipment, net	68,208	71,289
Other long-term assets	11,442	22,473

Total assets	$341,406	$413,786

Liabilities and partners’ capital
Accounts payable and accrued liabilities	$24,844	$41,866
Customer prepayments	45,067	154,644
Derivative hedge liabilities	43,315	7,959

Total current liabilities	113,226	204,469

Other long-term liabilities	871	2,218

Total liabilities	114,097	206,687

Partners’ Capital
Limited partners’ interests, 18,502 Common Units and 184 Class B Common Units authorized and outstanding	218,918	221,726
General partners’ interest	39,172	(9,928)
Accumulated other comprehensive income (loss)	(30,781)	(4,699)

Total partners’ capital	227,309	207,099

Total liabilities and partners’ capital	$341,406	$413,786